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                                    EXHIBIT 23.1



                          CONSENT OF INDEPENDENT AUDITORS


                 We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-96424) pertaining to: (i) AmeriLink Corporation 1994 Stock Incentive Plan, (ii) the Stock Option Agreement dated as of August 19, 1994, between AmeriLink Corporation and Joseph L. Govern, and (iii) the Stock Option Addendum to Executive Employment Agreement dated August 19, 1994, between AmeriLink Corporation and Larry R. Linhart and (Form S-3 No. 33-96422) pertaining to registration of 100,000 shares of its common stock of our report dated May 15, 1998, with respect to the consolidated financial statements of AmeriLink Corporation included in its Annual Report (Form 10-K) for the year ended March 29, 1998.

                                                         /s/ Ernst & Young LLP
Columbus, Ohio
June 22, 1998